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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of $230,000,000 convertible subordinated notes and to the incorporation by reference therein of our report dated November 29, 1994, with respect to the consolidated financial statements of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 1994, filed with the Securities and Exchange Commission. Our report mentioned above includes the following explanatory paragraph: As discussed in Note 6 to the consolidated financial statements, claims and actions have been brought against Analog Devices, Inc. and the ultimate outcome of these claims and actions cannot presently be determined. Accordingly, no such provision for any liability, if any, that may result has been made in the financial statements.



                                            ERNST & YOUNG LLP



Boston Massachusetts
December 7, 1995